Exhibit 99.1 10 Forest Avenue, Suite 220 Paramus, New Jersey 07652 Tel: 201.342.0900 • Fax: 201.968.0393 www.caprius.com

FOR IMMEDIATE RELEASE

CAPRIUS, INC. SIGNS DEFINITIVE AGREEMENT TO BE
ACQUIRED BY VINTAGE CAPITAL GROUP, LLC

Paramus, New Jersey--November 11, 2010--Caprius, Inc. (Pink Sheets: CAPI) (“Caprius” or the “Company”) announced that it has entered into a definitive merger agreement to be acquired by Vintage Capital Group LLC (“Vintage”).  Under the terms of the agreement, Caprius’ common and preferred stockholders will receive $0.065 per share on an as-converted basis.  The price represents a premium of approximately 157% over the trailing 30-day weighted average closing price of the Company’s common stock.

Caprius’ Board of Directors, acting on the recommendation of a Special Committee of independent directors, unanimously approved the merger agreement and recommends that Caprius’ stockholders adopt the merger agreement at a special stockholders meeting.

Vintage is the Company’s senior secured lender.  To date, Vintage has advanced approximately $4.3 million in cash to the Company, exclusive of an additional $1.4 million of capitalized obligations owed to Vintage.  Pursuant to the terms of the merger agreement, Vintage has agreed to exercise its warrant into no more than 40% of the Company’s voting stock as of the record date of the special stockholders meeting.

The merger is subject to approval by the holders of a majority of the Company’s outstanding common and preferred stock voting together as a single class on an as-converted basis.  The transaction is not subject to a financing contingency and is expected to close in the second quarter of 2011.

Under the merger agreement, Caprius has the right to solicit competing acquisition proposals from third parties during a period ending on December 15, 2010.  KPMG Corporate Finance LLC has been engaged by Caprius’ Special Committee in connection with the solicitation.  In addition, Caprius may, at any time, subject to the terms of the merger agreement, respond to unsolicited superior proposals.  Caprius does not intend to disclose developments regarding this process.  There is no assurance that this process will result in a superior proposal.

Important Additional Information will be filed with the SEC

In connection with the special stockholders meeting for the proposed merger transaction, the Company will file a proxy statement and other materials with the Securities and Exchange Commission (“SEC”).  WE URGE STOCKHOLDERS AND INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CAPRIUS AND THE PROPOSED MERGER.  Once filed with the SEC, the proxy statement and other documents will be available without charge at www.sec.gov and on the Company’s website at www.caprius.com or by directing such request to Stockholder Relations at (201) 342-0900.

About Caprius

Caprius is engaged in the infectious medical waste disposal business, through subsidiaries which developed, market and sell the SteriMed and SteriMed Junior compact systems that simultaneously shred and chemically disinfect regulated medical waste using a proprietary, EPA registered, bio-degradable chemical known as Ster-Cid.

About Vintage

Vintage is an investment firm headquartered in Los Angeles, California that was founded in 2000 by highly successful business executive and investor Fred C. Sands.  After establishing and building the Fred Sands Companies into one of the largest real estate and financial services firms in the United States, Mr. Sands successfully sold this business to Coldwell Banker and formed Vintage Capital Group.  Vintage, with a capital base exceeding $150 million, combines decades of investment, operating and management expertise to create and build value.  Vintage opportunistically invests across a wide variety of industries that may include the purchase of debt and equity securities resulting in either control or minority ownership positions.

Participants in the Solicitation

Caprius and its executive officers, directors and employees may be deemed to be participants in the solicitation of proxies from the Caprius stockholders in connection with the proposed merger.  Information concerning the interests of these persons in the proposed merger will be included in the Company’s proxy statement referenced above.  Information about the Company’s executive officers and directors is also available in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which is on file with the SEC.  The Form 10-K is available free of charge at the SEC’s website and from Caprius as described above.

Safe Harbor Statement

This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include, without limitation, expressions of “belief,” “anticipation” or “expectations” of management; statements as to industry trends or future results of operations of Caprius, and other statements that are not historical fact.  These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially.  Factors that could cause or contribute to such differences include, but are not limited to, general economic and industry factors, technological advances by the Company’s competitors, changes in health care reform, changes to regulatory requirements  relating to environmental approvals for the treatment of infectious medical waste, delays in the manufacture of new and existing products by the Company or third party manufacturers, ability to attract and retain customers, challenges to the Company’s intellectual property, the loss of key employees, and the ability to raise additional capital for marketing and manufacturing.

In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the SEC, included but not limited to our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available without charge from the SEC and the Company as described above.  All such forward-looking statements are based upon information available to Caprius on the date hereof, and Caprius assumes no obligation to update such information.

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Contact:
Beverly Tkaczenko
Caprius, Inc.
(201) 342-0900